Exhibit (i) 1. Opinion and Consent of Dechert LLP

Dechert LLP

30 Rockefeller Plaza
New York, NY 10112-2200
+1 212 698 3500 Main
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www.dechert.com

May 2, 2008

American Independence Funds Trust
335 Madison Avenue, Mezzanine
New York, NY 10017

Ladies and Gentlemen:

This opinion is given in connection with the filing by American Independence Funds Trust (the "Trust"), a Delaware statutory trust, of the Trust's Registration Statement on Form N-14 ("Registration Statement") under the Securities Act of 1933 (the "Securities Act") relating to the issuance of shares of beneficial interest of the Short-Term Bond Fund (the "Short-Term Bond Fund"), a separate series of the Trust, in connection with the Short-Term Bond Fund's acquisition of all of the assets and the assumption of all stated liabilities of the Limited Duration Portfolio, a series of FFTW Funds, Inc., a Maryland corporation, in exchange for shares of the Short-Term Bond Fund ("Reorganization"). The authorized shares of beneficial interest of the Short-Term Bond Fund are hereinafter referred to as the "Shares."

We have examined the following Trust documents: (a) the Trust Instrument, as amended; (b) the Trust's By-Laws; (c) the Registration Statement on Form N-14, including the Form of Agreement and Plan of Reorganization included therein; (d) pertinent provisions of the laws of the State of Delaware; and (e) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Delaware statutory trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or to federal securities or other laws.

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than

as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP